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                                                                    EXHIBIT 99.1


PRESS RELEASE




FOR IMMEDIATE RELEASE                                CONTACT:
January 5, 2007                                      Mel Brunt
                                                     (212) 974-5730


                         DYNABAZAAR AND L Q CORPORATION
                     ANNOUNCE EXECUTION OF MERGER AGREEMENT

New York, NY - January 5, 2007 - Dynabazaar, Inc. (OTCBB: FAIM.OB) ("Dynabazaar") and L Q Corporation, Inc. (OTCBB: LQCI.OB) ("LQ") announced today that they have signed a definitive merger agreement providing for the merger of a newly formed subsidiary of Dynabazaar with and into LQ. Under the terms of the agreement, LQ stockholders will receive 3.65 shares of Dynabazaar common stock for each share of LQ common stock they hold. Upon completion of the merger, LQ stockholders will hold approximately 34% of the combined company and Dynabazaar stockholders will hold approximately 66% of the combined company on a fully-diluted basis. It is anticipated that the combined company's shares will continue to trade on the OTC Bulletin Board under the symbol "FAIM.OB."

In announcing the execution of the agreement, Rory Cowan, the Chairman of the Board of Dynabazaar, and Steven Berns, the Chairman of the Board of LQ, said in a joint statement: "We are pleased to announce this transaction which we believe will create enhanced value for the stockholders of both companies." Sebastian E.
(Sam) Cassetta, the President and Chief Executive Officer of LQ who will become the President and Chief Executive Officer of the combined company following the completion of the merger, added, "The combination of Dynabazaar and LQ should create a number of synergies between the operating units of each company as well as deliver meaningful cost savings at the corporate level, making the combined company a stronger player in the security industry."

The Boards of Directors of both Dynabazaar and LQ approved the agreement in accordance with the recommendation of the special committees of independent directors formed by the Boards of Directors of each company to evaluate the transaction.

Susquehanna Financial Group, LLLP is serving as independent financial advisor to the special committee of Dynabazaar and Rodman & Renshaw, LLC is serving as independent financial advisor to the special committee of LQ in connection with the transaction.

The transaction is subject to stockholder approval and other customary conditions and is expected to be completed during the first half of 2007. A special meeting of stockholders of both companies will be announced in the near future to obtain stockholder approval of the transaction.

About Dynabazaar, Inc.

Dynabazaar, Inc. markets video and imaging products to the security market through its Costar Video Systems, LLC (Costar) subsidiary. Costar's product line includes cameras, monitors, camera housings, power supplies, multiplexers, high speed domes, controllers, and analog and digital video recorders.


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About L Q Corporation, Inc.

L Q Corporation, Inc. markets physical security and critical strategic security solutions through its Sielox LLC (Sielox(TM)) and SES Resources International Inc. subsidiaries. Sielox(TM) product offerings include the Pinnacle(TM) access control software solution, proximity cards and devices, readers and 32-bit controllers designed for professional physical security applications.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements about Dynabazaar and LQ. When used in this document, the words "anticipates", "may", "can", "believes", "expects", "projects", "intends", "likely", "will", "to be" and any similar expressions and any other statements that are not historical facts, in each case as they relate to Dynabazaar or LQ, the management of either such company or the transaction are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of Dynabazaar and LQ. The actual results or performance by Dynabazaar or LQ, and issues relating to the transaction, could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Dynabazaar or LQ, the combined company or the transaction.

IMPORTANT INFORMATION FOR STOCKHOLDERS

Dynabazaar and LQ will file a definitive joint proxy statement/prospectus with the Securities and Exchange Commission ("SEC") in connection with the proposed merger. Dynabazaar and LQ urge stockholders to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed by either party with the SEC because they will contain important information.


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Stockholders will be able to obtain the definitive joint proxy statement/
prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Dynabazaar will be available free of charge by sending a written request to Dynabazaar, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019, ATTN:
Secretary, or by telephone to (212) 974-5730. Documents filed with the SEC by LQ will be available free of charge by sending a written request to L Q Corporation, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019, ATTN:
Secretary, or by telephone to (212) 974-5730.

Dynabazaar, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Dynabazaar's shareholders in connection with the proposed merger will be described in the definitive joint proxy statement/prospectus relating to the merger. Stockholders can obtain additional information regarding these individuals and any interest they have in the proposed merger from the definitive joint proxy statement/prospectus when it becomes available. LQ, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of LQ's shareholders in connection with the proposed merger will be described in the definitive joint proxy statement/prospectus relating to the merger. Stockholders can obtain additional information regarding these individuals and any interest they have in the proposed merger from the definitive joint proxy statement/prospectus when it becomes available.


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